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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                          SMARTALK TELESERVICES, INC.


The undersigned certify that:

     1. They are the president and the assistant secretary, respectively, of SmarTalk TeleServices, Inc., a California corporation.

     2. The Articles of Incorporation of this corporation are hereby amended and restated to read in full as follows:


                                       I

     The name of this corporation is SmarTalk TeleServices, Inc.

                                       II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the California Corporations Code (the "Corporations Code") other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the Corporations Code.

                                      III

     The corporation is authorized to issue a total of 100,000,000 shares of common stock with no par value; and 10,000,000 shares of preferred stock with no par value and with such rights, preferences, privileges and restrictions as shall be approved by the board of directors.

     Immediately upon the filing of this Amended and Restated Articles of Incorporation, each one (1) outstanding share of the corporation's common stock, no par value, will be reverse split, automatically, without further action, into
 .5625 shares of common stock.

     The shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Article III, to provide for the issuance of the shares of preferred stock in series and, by filing a certificate pursuant to the
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applicable law of the State of California, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                                       IV

     The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                       V

     The corporation is authorized to provide indemnification of its agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

                                       VI

     Immediately upon the closing of an underwritten initial public offering of the corporation's common stock, the power of the shareholders to take any action by written consent without a meeting shall be eliminated and any further action taken by the shareholders shall only be taken at a duly convened meeting of the shareholders, notwithstanding that applicable law would otherwise permit such shareholder action to be taken by written consent without a meeting.

                                      VII

     Notwithstanding Section 708 of the California Corporations Code, shareholders may not cumulate their votes in any election of directors. This
Article VII shall become effective only when the corporation becomes a listed corporation within the meaning of Section 301.5 of the California Corporations Code.

     3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

     4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 15,687,500. The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required. The percentage vote required was more than 50%.

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We further declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: August 15, 1996

                                       /s/  Robert H. Lorsch
                                       ---------------------------
                                       Robert H. Lorsch
                                       President


                                       /s/  Glen Andrew Folck
                                       ---------------------------
                                       Glen Andrew Folck
                                       Assistant Secretary


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